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                                                                   EXHIBIT 10.15

                            AMENDMENT TO EMPLOYMENT
                               AGREEMENT BETWEEN
                                    EMPLOYEE
                                      AND
                           SMITH INTERNATIONAL, INC.


         This Amendment to Employment Agreement is entered into this 16th day of October, 1989 and is by and between the employee executing this agreement on the last page hereof ("EMPLOYEE") and Smith International, Inc. ("COMPANY").

         WHEREAS, EMPLOYEE AND COMPANY entered into an Employment Agreement on December 10, 1987 (the "Employment Agreement") which sets forth EMPLOYEE'S term of employment with COMPANY; and

         WHEREAS, the Employment Agreement did not address or provide any protection for EMPLOYEE or COMPANY in the event of a Change in Control of COMPANY; and

         WHEREAS, should COMPANY receive any proposal from a third person concerning a possible business combination with, or acquisition of equity securities of, COMPANY, the Board of Directors of COMPANY believes it imperative that COMPANY be able to rely upon EMPLOYEE's advice as to the best interest of COMPANY and its shareholders without concern that EMPLOYEE might be distracted by the personal uncertainties and risks created by such a proposal.

         NOW, THEREFORE, EMPLOYEE and the COMPANY hereby agree as follows:

         1. In the event a third person begins a tender or exchange offer, circulates a proxy to shareholders, or takes other steps to effect a Change of Control (as defined in Section 11 hereof) of COMPANY, EMPLOYEE agrees that he will not voluntarily leave the employ of COMPANY, and will render the services contemplated in the Employment Agreement, until the third person has abandoned or terminated his efforts to effect a Change of Control or until a Change of Control has occurred.

         2. In the event EMPLOYEE's employment with the COMPANY (including its subsidiaries) is involuntarily terminated (as defined in
                 Section 8 hereof), other than as a consequence of his death or disability, or of his retirement at or after his normal retirement date under COMPANY's pension or other retirement plans, within one and one-half (1 1/2) years after a Change of Control of COMPANY (a "Covered Termination"), each of the following payments shall be made by COMPANY to EMPLOYEE not later than thirty (30) days after the date of such covered
                 Termination:

                 (a) Base Salary. An amount in cash equal to three (3) times the amount of EMPLOYEE's base salary in effect on his date of Covered




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                          Termination.  Any payments made hereunder are in lieu
                          of any lump sum payment of base salary required under the Employment Agreement as a result of the termination of EMPLOYEE pursuant to Section 4.3 of the Employment Agreement.

                 (b) Bonus. An amount in cash equal to the amount of EMPLOYEE's Target Incentive Level for an Award under COMPANY's Long Term Incentive Compensation Plan as in effect on his date of Covered Termination.

                 (c) 401(k) Plan. An amount in cash equal to the amount contributed by COMPANY under the Smith International, Inc. 401(k) Retirement Plan (the "401(k) Plan") to EMPLOYEES's "Company Contribution Account," as such term is defined in the 401(k) Plan, for the year ending immediately prior to the Change in Control.

                 (d)      Perquisites.   An amount in cash equal to the
                          perquisite amount provided in the Executive Perquisite Program in effect on EMPLOYEE's date of
                          Covered  Termination.   Any  payments  made hereunder
                          are in lieu of any lump sum payment of perquisites required under the Employment Agreement as a result of the termination of EMPLOYEE pursuant to Section
                          4.3 of the Employment Agreement.

3. COMPANY agrees that for the period beginning on the date of EMPLOYEE's Covered Termination and ending on the first to occur of (i) the date of EMPLOYEE's reemployment or (ii) the last day of the twelfth (12th) month following the date of EMPLOYEE's Covered Termination, COMPANY shall provide medical and dental insurance, life insurance, accidental death and dismemberment insurance and disability protection no less favorable to EMPLOYEE (including with respect to any costs borne by EMPLOYEE) than the better of (a) the coverage provided by COMPANY immediately prior to the Change of Control or (b) the coverage provided by COMPANY immediately prior to EMPLOYEE's date of Covered Termination.

4. Without in any way limiting any pre-existing agreements between COMPANY and EMPLOYEE, in the event of a Covered Termination, COMPANY will assist EMPLOYEE with executive outplacement, will provide office space from which EMPLOYEE may conduct employment efforts, and secretarial assistance, for a period of up to one year at no cost to EMPLOYEE and will reimburse EMPLOYEE for the out-of-pocket costs and expenses (including, without limitation, the reasonable fees of any placement agencies employed by EMPLOYEE and travel expenses, but excluding all relocation expenses) incurred by EMPLOYEE in seeking other employment following any involuntary termination up to a maximum amount of $12,000.

5. Stock Options. Upon a Change in Control, all stock options become fully vested and exercisable immediately. In the event of a Covered Termination, COMPANY shall pay to EMPLOYEE, in respect of each option to purchase common stock of the Company and any related stock appreciation right ("SAR") granted to EMPLOYEE





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         under  COMPANY's  1989  Long-Term  Incentive Compensation Plan,  1982
         Stock Option Plan or 1971 Stock Option Plan (the "Stock Option Plans") that is then outstanding (and that has not been exercised) an amount in cash equal to the excess, if any, of the higher of (a) the Closing Price per share of COMPANY's common stock on the EMPLOYEE's termination date or (b) the highest per share price actually paid in connection with any Change of Control (such higher amount being hereinafter referred to as "Fair Market Value") over the exercise price, multiplied by the total number of shares of COMPANY's common
         stock subject to such option.   Such payment shall be in consideration
         of a cancellation of any rights which EMPLOYEE may have in said stock options and SARs.

6. Unrelated Stock Appreciation Rights (SARs). In the event of a Covered Termination, the COMPANY shall pay to EMPLOYEE, in respect of each then outstanding unrelated SAR held by EMPLOYEE, an amount in cash equal to the amount by which the Fair Market Value of each share of COMPANY's common stock subject to the SAR exceeds the exercise price thereof, multiplied by the number of shares of COMPANY's common stock subject to such SAR. Such payment shall be in consideration of a cancellation of any rights which EMPLOYEE may have in said SARs.

7. Stock Grants. Upon a Change in Control, all stock grants become fully vested and exercisable immediately. In the event of a Covered Termination, the COMPANY shall pay to EMPLOYEE, in respect of each then outstanding stock grant granted to EMPLOYEE under the Stock Option Plans, an amount in cash equal to the Fair Market Value of each share of COMPANY's common stock subject to the stock grant, multiplied by the number of shares of COMPANY's common stock subject to such stock grant. Such payment shall be in consideration of a cancellation of any rights which EMPLOYEE may have in said Stock Grants.

8. Involuntary Termination. For purpose of this agreement, EMPLOYEE's employment with COMPANY (including its subsidiaries) shall be deemed to have been involuntarily terminated by COMPANY if (a) EMPLOYEE's employment is terminated by COMPANY for a reason other than for cause (which for purposes of this Agreement shall mean EMPLOYEE's gross negligence, habitual neglect or willful misconduct in performance of the duties and services required of him pursuant to the Employment Agreement or EMPLOYEE's final conviction of a felony or of a misdemeanor involving moral turpitude) or (b) EMPLOYEE terminates his employment with COMPANY within sixty (60) days of the occurrence of one or more of the following events: (i) a substantial adverse alteration in the nature or status of EMPLOYEE's responsibilities from those in effect immediately prior to the Change in Control (other than any such alteration primarily attributable to the fact that COMPANY may no longer be a public company); (ii) the assignment to EMPLOYEE of any duties inconsistent with his status as an executive officer of COMPANY; (iii) a reduction by COMPANY in EMPLOYEE'S annual base salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all executives of COMPANY and all executives of any person in control of COMPANY; (iv) COMPANY 5 requiring





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         EMPLOYEE to be permanently based anywhere other than the continental
         United States except for required travel on COMPANY's business to an extent substantially consistent with EMPLOYEE's present business travel obligations; (v) the failure by COMPANY to continue in effect compensation plans that, in the aggregate, provide EMPLOYEE with benefits not materially less favorable than those provided to EMPLOYEE immediately prior to the Change in Control under COMPANY's pension, profit sharing, bonus, incentive, life insurance, health, accident, disability and other employee benefit plans, programs or arrangements (other than stock-based compensation plans, programs or arrangements); or (vi) the taking of any action by COMPANY that would materially adversely affect the physical conditions existing at the time of the Change in Control in or under which EMPLOYEE performs his employment duties; provided, however, that a termination of employment by EMPLOYEE pursuant to clause (ii), (iii), (iv), (v) or (vi) of this
         Section 8 shall not fail to constitute an involuntary termination within the meaning of this Section 8 merely because the event set forth in any such clause is primarily attributable to the fact that COMPANY is no longer a public company.

9. Section 7 to the Employment Agreement is hereby revised to insert a new subsection (d) as follows:

         (d) Following the occurrence of a Covered Termination, the Employment Period shall be defined as the period of time in which EMPLOYEE is employed by the COMPANY.

10. Upon a Change in Control, the provisions of Section 7 relating to Non-Competition shall not be construed to prohibit EMPLOYEE from seeking or continuing employment with any third person who may acquire 50% or more of the outstanding common shares of the COMPANY.


11. Definition of Change of Control. For the purpose of this Amendment, a "Change of Control" shall be deemed to have taken place if: (i) a third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, acquires shares of the COMPANY having 50% or more of the total number of votes that may be cast for the election of Directors of the Company; (ii) as the result of any cash tender or exchange offer, merger or other business combination
         (a "Transaction"), the persons who were Directors of the COMPANY before the Transaction shall cease to constitute a majority of the Board of Directors of the COMPANY or any successor to the COMPANY; or
         (iii) the stockholders of the COMPANY approve an agreement to sell or otherwise dispose of all or substantially all of the Company's assets (including a plan of liquidation).

12.      Relation to Other Benefit Plans.   Except for the specific references
         above to the Employment Agreement nothing in this Amendment shall be deemed to alter or be in lieu of any entitlements due EMPLOYEE under the benefit plans or policies of COMPANY in existence on the date hereof. In the event any benefit plan or policy of COMPANY shall provide for earlier vesting or payment to EMPLOYEE (e.g.,





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         stock options, stock appreciation rights or stock grants) than set forth herein then the terms of the plan or policy shall govern.

13.      Successors.   This Amendment shall be binding upon and inure to the
         benefit of the EMPLOYEE and his estate, and the COMPANY and its successors or assigns, but neither this Amendment nor any rights arising hereunder may be assigned or pledged by the EMPLOYEE.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.


SMITH INTERNATIONAL, INC.                      EMPLOYEE:



By: /s/ DOUGLAS L. ROCK                        /s/ D. BARRY HEPPENSTALL
    ------------------------                   ---------------------------
        Douglas L. Rock                            D. Barry Heppenstall





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